Exhibit 99.1


NEWS

For Release     Immediate

Contacts        (News Media) Tony Zehnder, EVP, Corporate Communications
                317.817.4418
                (Investors) Scott Galovic, Director, Investor Relations 317.817.3228



       Conseco Reaches Settlement of Multistate Market Conduct Examination
                           Agrees to $2.3 million fine

Carmel, Ind., May 7, 2008: Conseco, Inc. (NYSE:CNO) today announced a settlement among state insurance regulators and two of its insurance subsidiaries: Conseco Senior Health Insurance (CSHI) Company and Bankers Life and Casualty Company. The settlement concludes a multistate market conduct examination led by Pennsylvania, Illinois, Indiana, Texas and Florida related to long-term care claims practices and procedures, complaint handling, and sales and marketing practices.

Under the agreement:

     o Conseco will pay a fine of up to $2.3 million, with an additional $10 million in the event Conseco fails to meet the process improvement benchmarks over the next two-and-a-half years.

     o Conseco will review certain claims from 2005-2007 and provide up to $4 million of remediation.

     o Conseco will implement a detailed process improvement plan designed to achieve performance standards for the timely processing of claims and complaints and other processes, as part of an improvement program undertaken by the company in 2007. Under that program, Conseco is moving several long-term care back-office functions to the Long-Term Care Group, Inc. to better manage the CSHI business and improve customer service, and Conseco is investing $26 million on systems enhancements and business process improvements over the next two-and-a-half years. The plan will be monitored by the lead states.

"Conseco encouraged and fully supported this exam, especially in light of industry policymakers' focus on senior marketplace issues relating to long-term care and spiraling healthcare costs," said Conseco CEO Jim Prieur. "As we expected, after an extensive review the examiners did not find that Conseco had engaged in a practice of improper claims denials."

"Conseco is committed to meeting the standards set forth in the forward-looking settlement to steadily improve our company," said Prieur. "We've been diligently working toward best-in-class service through the process improvement and enhancement program we implemented in 2007, and are already seeing meaningful results in claims and complaint handling."

"The conclusion of the multistate exam, the findings and the settlement are a positive step for not only our company but for the long-term care industry as a whole," Prieur said. "Private payer long-term care is extremely important, because our nation faces a huge demographic challenge. It is in the best interests of policyholders and taxpayers that the industry and regulators work together to find solutions to preserve the public's faith in long-term care insurance."

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at http://www.conseco.com/.

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